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                                                                 EXHIBIT 10.22

                                 PROMISSORY NOTE


$380,000                                                       December 28, 2000


         FOR VALUE RECEIVED, IAN J. SHIERS, with an address of Unit 125, Babcock Greens Condominium, Brookline, Massachusetts, (the "Borrower"), promises to pay to the order of POLAROID CORPORATION, a Delaware corporation (together with any successor holder or holders of this Note, the "Lender") at its office at 784 Memorial Drive, Cambridge, Massachusetts 02139, or such other place as Lender may designate, the principal sum of Three Hundred Eighty Thousand and No/100 Dollars ($380,000), together with interest thereon, as hereinafter set forth.

         Interest on the principal balance of this Note from time to time outstanding shall accrue from the date hereof at the rate of six percent (6%) per annum. Interest shall be computed on the basis of a three hundred and sixty
(360)-day year and shall be paid for the actual number of days on which principal is outstanding. All payments shall be applied first to interest and the balance to principal, except that in the event of a default hereunder which is not cured within the applicable grace period, any payment may be applied first to principal, at the option of Lender.

         Interest shall accrue, and all accrued interest, together with the entire outstanding principal balance of this Note, shall be paid on or before the date (the "Maturity Date") that is the earlier of (a) January 31, 2005, or
(b) the date that is six months after the date of the termination of Borrower's employment by Lender.

         So long as Borrower remains actively employed by Lender or any of Lender's subsidiaries on the applicables date set forth below, the outstanding balance of this Note shall be reduced without payment by the principal amount of $95,000 plus all interest accrued thereon as of the applicable dates set forth below:

                           December 1, 2001

                           December 1, 2002,

                           December 1, 2003, and

                           December 1, 2004.

         Notwithstanding the foregoing, if at any time Borrower terminates employment with Lender or a subsidiary following a Constructive Termination, as defined below, or is terminated by Lender prior to the Maturity Date for any reason other than for Cause as defined in the Employment Agreement between Borrower and Lender, the entire outstanding balance of this note shall be reduced and forgiven without payment and shall be deemed to be repaid in full without any payment by Borrower. Borrower agrees that any reductions in the balance of this Note provided for by this paragraph shall be taxable wages paid to Borrower by Lender. Lender


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shall have the right to withhold from Borrower's base wages any and all withholding taxes required by applicable law. For purposes of the Promissory Note, Constructive Termination shall mean (i) the reduction in the Borrower's job title or level as Executive Vice President; (ii) a change in the Borrower's reporting relationship to anyone other than the Chief Executive Officer; or the provision of significantly less favorable working conditions; or (iii) unless effected with the Borrower's consent, a reduction in Borrower's Base Salary as defined in the Employment Agreement between the Borrower and the Lender or the discontinuation or any reduction in the Borrower's participation or membership in any bonus, incentive or other benefit plan in which the Borrower was a participant or member, without an economically equivalent replacement.

         Borrower represents and warrants to Lender that the proceeds of this Note will be used to purchase his principal residence (the property secured by the Mortgage, as hereinafter defined), which Borrower is acquiring in connection with his employment by Lender in Cambridge, Massachusetts, and for no other purpose.

         In the event that any payment due hereunder is not paid when due or upon an Event of Default under the mortgage securing this Note (the "Mortgage"), Lender, at its option, may declare immediately due and payable the entire outstanding balance of principal and interest, together with all other charges to which Lender may be entitled. If this Note is so accelerated or any amounts due hereunder are not paid on the Maturity Date, all amounts due hereunder shall, after such acceleration or such Maturity Date, as the case may be, bear interest at the rate of the Prime Rate (as hereinafter defined) plus two percent (2%) per annum, but in no event more than eighteen percent (18%) per annum, until paid. As used herein the term "Prime Rate" shall mean the rate of interest announced or published by The Wall Street Journal, or its successor publication, from time to time as the Prime Rate. In the event that the Prime Rate changes, the foregoing interest rate shall be adjusted to reflect any change in the Prime Rate as of the date of such change. In the event the Prime Rate is no longer published or announced or becomes unascertainable for any reason, Lender shall designate a comparable reference rate that shall be deemed the Prime Rate hereunder.

         This Note may be prepaid in whole or in part without penalty.

         Any notice required or permitted to be delivered hereunder shall be in writing and shall be deemed to be delivered on the earlier of (i) the date received, or (ii) the date of delivery, refusal, or non-delivery indicated on the return receipt, if deposited in a United States Postal Service depository, postage prepaid, sent registered or certified mail, return receipt requested, addressed to the party to receive the same at the address of such party set forth at the beginning of this Note, or at such other address as may be designated in a notice delivered or mailed as herein provided. All notices sent to the Lender shall be sent to the attention of General Counsel.

         Borrower agrees to pay all charges (including reasonable attorney's fees) of Lender in connection with the collection and/or enforcement of this Note or the Mortgage.


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         The failure of Lender at any time to exercise any option or right hereunder shall not constitute a waiver of Lender's right to exercise such option or right at any other time.

         Borrower hereby waives presentment, demand, notice, protest and all other suretyship defenses generally and agrees that (i) any renewal, extension or postponement of the time of payment or any other indulgence, (ii) any modification, supplement or alteration of any of the Borrower's obligations undertaken in connection with this Note or the Mortgage, or (iii) any substitution, exchange or release of collateral or the addition or release of any person or entity primarily or secondarily liable, may be effected without releasing Borrower from any liability hereunder.

         This Note shall be governed by, construed, and enforced in accordance with the laws of The Commonwealth of Massachusetts. If any provision of this
Note is held to be invalid or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect. If the payment of any interest due hereunder would subject Lender to any penalty under applicable law, then the payments due hereunder shall be automatically reduced to what they would be at the highest rate authorized under applicable law.

         This Note is secured by a mortgage of real estate located in Brookline, Norfolk County, Massachusetts, and recorded [filed] with County Registry of Deeds [Registry District of the Land Court].

         This Note shall have the effect of an instrument under seal.

Witness:                                                      Borrower:



/S/ HARVEY M. GREENBERG                                       /S/ IAN J. SHIERS
-----------------------                                       -----------------

                                                              Ian J. Shiers

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